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NEW ENGLAND ELECTRIC SYSTEM       New England Electric System
                                  25 Research Drive
                                  Westborough, Massachusetts 01582
                                  Tel. (508) 389-2000



Michael E. Jesanis
Senior Vice President and
Chief Financial Officer




                                  April 23, 1999



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

    Re: File No. 70-9441

Ladies and Gentlemen:

    New England Electric System is a participant in the Electronic Data Gathering and Retrieval Program.

    Submitted herewith in electronic format for filing with the Commission is Amendment No. 2 to Form U-1 Application/Declaration.


                                  Very truly yours,

                                  s/Michael E. Jesanis




The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.